UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 18, 2015

GLEN BURNIE BANCORP

(Exact name of registrant as specified in its charter)

Maryland	0-24047	52-1782444
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

101 Crain Highway, S.E., Glen Burnie, Maryland 21061

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (410) 766-3300

Inapplicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁭☐⁭	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭☐⁭	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭☐⁭	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁭☐⁭	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2015, the Board of Directors of Glen Burnie Bancorp (the “Company”) approved the appointment of John M. Wright as Chief Financial Officer/Senior Vice President of the Company’s wholly-owned subsidiary, The Bank of Glen Burnie (the “Bank”), subject to agreement of terms of employment. On June 18, 2015, Mr. Wright and the Bank agreed to terms of employment to be effective September 28, 2015. Mr. Wright will also be appointed Treasurer and Chief Financial Officer of the Company, and he will succeed John E. Porter, the Company’s and the Bank’s Chief Financial Officer since 1995, who will be retiring at the end of August, 2015.

Mr. Wright, age 49, has been in the banking industry for the past 25 years. He served as Senior Vice President/Chief Financial Officer of The Patapsco Bank (which will be merging with Howard Bank) since April 2012, prior to which he was a private consultant since September 2011. From April 2008 until September 2011, Mr. Wright was Deputy CEO and Chief Financial Officer of CGI North America, a subsidiary of Societe Generale, and from February 1990 through March 2008, Mr. Wright served in increasingly senior positions in the banking industry. Mr. Wright received a Bachelor of Science degree in accounting from University of Maryland in 1988, and became a certified public accountant in 1990.

Under the terms of Mr. Wright’s employment, he will receive an annual base salary of $176,000, subject to merit increases in the discretion of management, plus benefits. In addition, he is eligible to receive incentive compensation in accordance with the policies of the Bank for its executive officers if certain performance goals are met. Mr. Wright’s employment may be terminated by either party at any time.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

The following exhibits are filed herewith:

Exhibit No.

10.1	Employment Letter dated June 15, 2015 and executed June 18, 2015 between The Bank of Glen Burnie and John M. Wright

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLEN BURNIE BANCORP
(Registrant)

Date: June 22, 2015	By:	/s/ Michael G. Livingston
Michael G. Livingston Chief Executive Officer